EXHIBIT 99.1

ASV Holdings, Inc. Reports Full Year and Fourth Quarter 2017 Results

Grand Rapids, MN, March 22, 2018 — ASV Holdings, Inc. (Nasdaq: ASV), a leading provider of rubber-tracked compact track loaders and wheeled skid steer loaders in the compact construction equipment market, today announced Full Year and Fourth Quarter 2017 results.

For the Full Year 2017, the Company reported Net Sales of $123.3 million and Net Income of $1.7 million or $0.19 per share compared to Net Sales of $103.8 million and a Net Loss of $(1.2) million or $(0.15) per share for the year ended December 31, 2016.

For the three months ended December 31, 2017, the Company reported Net Sales of $30.5 million and a Net Loss of $(0.8) million or $(0.08) per share compared to Net Sales of $25.0 million and a Net Loss of $(2.1) million or $(0.26) per share for the three months ended December 31, 2016.

Full Year 2017 Highlights

•	$123.3 million in Net Sales represented a year-over-year increase of 18.8% over $103.8 million in 2016.
•	Machine sales revenues increased year over year by 32.0% to $81.5 million.
•

Adjusted 2017 net income* of $2.0 million or $0.22 per share, compared to 2016 adjusted pro forma C Corporation net loss of $(1.2) million or $(0.13) per share, representing a positive swing of $3.2 million.

•	EBITDA of $9.9 million or 8.1% of sales compared to $10.7 million or 10.3% of sales for 2016.
•	Adjusted EBITDA* of $10.7 million or 8.7% of sales compared to 2016 pro forma adjusted EBITDA of $7.8 million or 7.5% of sales.
•	Independent dealer / rental locations increased to 222 at December 31, 2017 compared to 133 at December 31, 2016.
•	Transition to ASV distribution substantially completed during the year, with 97.0% of machine sales to the ASV network in 2017.
•

Reduced total Net Indebtedness by $16.5 million to $26.9 million as of December 31, 2017 compared to $43.4 million at December 31, 2016 representing a 40% reduction in debt. Leverage ratio at December 31, 2017 cut by nearly 60% to 2.5x trailing adjusted EBITDA, compared to 5.6x at December 31, 2016.

Fourth Quarter 2017 Highlights

•	$30.5 million in Net Sales represented a year-over-year increase of 21.5% over $25.0 million in the fourth quarter of 2016.
•	Machine sales revenues increased year-over-year by 39.0% to $21.0 million.
•

Adjusted fourth quarter 2017 net income* of $0.5 million or $0.05 per share, compared to fourth quarter 2016 adjusted pro forma C Corporation net loss of $(0.8) million or $(0.10) per share, representing a positive swing of $1.3 million. The largest adjustment to earnings came from debt refinancing costs as discussed below.

•	EBITDA of $1.7 million or 5.6% of sales compared to $2.4 million or 9.8% of sales for the fourth quarter of 2016.
•	Adjusted EBITDA* of $2.2 million or 7.4% of sales compared to fourth quarter 2016 pro forma adjusted EBITDA of $1.0 million or 4.0% of sales.
•

Completed re-financing of credit facility with new 5-year, $50.0 million facility, reducing weighted average effective interest cost to approximately 5.3%, compared to 6.9% at December 31, 2016.We incurred $0.9 million debt refinancing costs including the amortized costs of the prior facilities and a pre-payment penalty in the period.

—  more  —

*The Glossary at the end of this press release contains further details regarding reconciliation of GAAP items and Adjusted and Pro-forma items.

Chairman and Chief Executive Officer, Andrew Rooke commented, “2017 was a transformative year for ASV, in which we reassumed substantially all of the branding and distribution of our product line. We have nearly doubled our independent dealer and rental network locations, and established the infrastructure needed to thrive and grow as a public company. While public company costs impacted our bottom line, we have been profitable each quarter on an adjusted basis, we’ve significantly strengthened the balance sheet and we remain well-positioned for improvements in each of our key performance indicators during 2018 and beyond. My thanks go to the ASV team who led this, and to all stakeholders who contributed to our efforts.”

“Our performance for the year was highlighted by a year-over-year incremental $2.9 million in adjusted EBITDA, representing 15% margin on incremental sales. We generated $7.5 million in cash flow from operations, and total indebtedness was reduced almost 40% from a year ago.  Our 18.8% top-line growth for the year, essentially all coming from machine sales, also benefitted from our progress in the rental market, to which our sales were approximately 40% higher in 2017 than in 2016. With the build out of North America retail and rental distribution to 222 locations, and continued strength in Australia and New Zealand, we are optimistic about the opportunities for further expansion.”

Mr. Rooke continued, “The relocation of our aftermarket parts distribution center next to our Grand Rapids, Minnesota headquarters and manufacturing facility, which we started in the fourth quarter of 2017, is expected to be completed by the end of the first quarter 2018, ahead of plan. While we will incur certain costs from this move in the first quarter, we expect significant customer service and parts availability improvements and reduced operating costs, once fully transitioned, to yield a payback of approximately one year or less. The end-markets that ASV serves are building momentum and our products continue to enjoy unique and well-understood advantages and value to dealers and end-users alike. We expect to take advantage of these strong markets to increase our sales, EBITDA margin and net income in 2018 and beyond.”

Missi How, Chief Financial Officer, commented, “We are pleased with the progress we made in 2017. We generated nearly $7.5 million in operating cash compared to $2.4 million in 2016, and we swung to a reported pretax profit of $1.1 million for the year versus a loss of $1.2 million last year. A primary focus has been the strengthening of our balance sheet.  We made significant progress in managing our inventory, which improved our days on hand and lowered our DSO, resulting in an improvement in our net working capital to annualized last quarters’ sales to 23.6% as compared to 31.6% in 2016. Cash generated from operations together with the proceeds from the IPO enabled us to reduce our total net debt by $16.5 million during 2017 and lower our leverage ratio to 2.5x trailing adjusted EBITDA. With the re-structuring of our credit facility completed in the fourth quarter, we expect the benefits of the refinancing to reduce our annual interest expense by approximately $0.8 million in 2018.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 888-394-8218 if calling within the United States or 323-701-0225 if calling internationally. A replay will be available until 11:59 PM ET March 29, 2018 which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 4517711 to access this replay.

The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company's corporate website,www.asvi.com in the “Investors” section.

About ASV Holdings, Inc.

ASV Holdings, Inc. is a designer and manufacturer of compact construction equipment. Its patented Posi-Track rubber tracked, multi-level suspension undercarriage system provides a competitive market differentiator for its Compact Track Loader (CTL) product line with brand attributes of power, performance and serviceability.  It’s wheeled Skid Steer Loaders (SSLs) also share the common brand attributes. Equipment is sold through an independent dealer network throughout North America, Australia, and New Zealand. The company also sells

OEM equipment and aftermarket parts. ASV owns and operates a 238,000 square-foot production facility in Grand Rapids, MN.

Forward-Looking Statements

This release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements in this release include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items, (2) statements of our plans and objectives, (3) statements regarding the capabilities and capacities of our business operations, (4)  statements of expected future economic conditions and the effect on us and on dealers or OEM customers, (5) expected benefits of our cost reduction measures, and (6) assumptions underlying statements regarding us or our business.

Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors” in our Registration Statement on Form S-1 (SEC File No. 333-216912), which was filed in connection with our initial public offering and our Form 10K which are available on our EDGAR page at www.sec.gov. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” and elsewhere in the Registration Statement on Form S-1. You should not rely upon forward-looking statements as predictions of future events.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this release, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained the industry, market and competitive position data in this release from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

We from time to time refer to various non-GAAP financial measures in this release.  We believe that this information is useful to understanding our operating results by excluding certain items that may not be indicative of our core operating results and business outlook.  Reference to these non-GAAP financial measures should not be considered as a substitute for, or superior to, results that are presented in a manner consistent with GAAP.  Rather, the non-GAAP financial information should be considered in addition to results that are presented in a manner consistent with GAAP.  A reconciliation of non-GAAP financial measures referred to in this release is provided in the tables at the conclusion of this release.

Company Contact

ASV Holdings, Inc.	Darrow Associates Inc.

Andrew RookePeter Seltzberg, Managing Director

Chairman and Chief Executive OfficerInvestor Relations

218-327-5389(516) 419-9915

andrew.rooke@asvi.compseltzberg@darrowir.com

ASV Holdings, Inc.

Statements of Operations

(In thousands, except par value and per share data)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Net sales	$ 30,455	$ 25,050	$ 123,340	$ 103,803
Cost of goods sold	26,310	21,175	104,698	87,417
Gross profit	4,145	3,875	18,642	16,386
Research and development costs	508	490	2,070	1,999
Selling, general and administrative expense	3,109	2,159	11,450	8,377
Operating income	528	1,226	5,122	6,010
Other income (expense)
Interest expense	(655)	(1,147)	(3,034)	(4,963)
Loss on debt extinguishment	(906)	(2,196)	(989)	(2,196)
Loss on sale of assets	—	—	—	(24)
Other income	2	—	2	—
Total other expense	(1,559)	(3,343)	(4,021)	(7,183)
Income (loss) before taxes	(1,031)	(2,117)	1,101	(1,173)
Income tax benefit (loss)	(236)	—	(608)	—
Net income (loss)	$ (795)	$ (2,117)	$ 1,709	$ (1,173)
Earnings per share:
Basic net income (loss) per share	$ (0.08)	$ (0.26)	$ 0.19	$ (0.15)
Diluted net income (loss) per share	$ (0.08)	$ (0.26)	$ 0.19	$ (0.15)
Weighted average common shares outstanding:
Basic weighted average common shares outstanding	9,801	8,000	9,125	8,000
Diluted weighted average common shares outstanding	9,801	8,000	9,125	8,000
Pro forma (C corporation basis):
Pro forma tax (benefit)	N/A	$ (762)	N/A	$ (422)
Pro forma net income (loss)	N/A	$ (1,355)	N/A	$ (751)
Pro forma earnings per share:
Basic net income per share	N/A	$ (0.17)	N/A	$ (0.09)
Diluted net income per share	N/A	$ (0.17)	N/A	$ (0.09)

ASV Holdings, Inc.

Balance Sheets

(In thousands, except par value)

	December 31,
	2017	2016

ASSETS
CURRENT ASSETS
Cash	$3	$572
Cash - restricted	—	535
Trade receivables, net	18,276	13,603
Receivables from affiliates	76	1,413
Inventory, net	26,691	30,896
Prepaid income tax	896	-
Prepaid expenses and other	591	537
Total current assets	46,533	47,556
NON-CURRENT ASSETS
Property, plant and equipment, net	13,797	15,402
Intangible assets, net	23,277	25,824
Goodwill	30,579	30,579
Deferred financing costs - revolving loan facility	298	371
Other long-term assets	13	-
Deferred tax asset	624	-
Total assets	$115,121	$119,732
LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable - current portion	$2,000	$3,000
Trade accounts payable	15,174	11,976
Payables to affiliates	1,063	2,298
Accrued compensation and benefits	1,483	1,073
Accrued warranties	1,869	1,870
Accrued product liability- short term	778	2,125
Accrued other	1,039	1,312
Total current liabilities	23,406	23,654
NON-CURRENT LIABILITIES
Revolving loan facility	12,511	15,605
Note payable - long term, net	12,664	26,265
Other long-term liabilities	739	773
Total liabilities	49,320	66,297
STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000 authorized, none outstanding at December 31, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.001 par value, 50,000 authorized, 9,806 and 8,000 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	10	8
Additional paid-in capital	65,434	54,779
Retained earnings (accumulated deficit)	357	(1,352)
Total Stockholders' Equity	65,801	53,435
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$115,121	$119,732

ASV Holdings, Inc.

Statements of Cash Flows

(In thousands)

	For the Year Ended December 31,
	2017	2016

OPERATING ACTIVITIES
Net income (loss)	$1,709	$(1,173)
Adjustments to reconcile to net income (loss) to net cash
provided by operating activities:
Depreciation	2,263	2,181
Amortization	2,547	2,547
Share-based compensation	353	—
Deferred income tax (benefit)	(624)	—
Loss on sale of fixed assets	57	24
Amortization of deferred finance cost	212	545
Loss on debt extinguishment	989	2,196
Prepayments and other fees incurred in debt
extinguishment	(364)	(369)
Bad debt expense	14	42
Inventory reserves	544	—
Changes in operating assets and liabilities
Trade receivables	(4,687)	578
Net trade receivables/payables from affiliates	102	186
Other long-term assets	(13)	—
Inventory	3,494	(1,997)
Prepaid income tax	(896)	-
Prepaid expenses	(53)	(439)
Trade accounts payable	3,198	(647)
Accrued expenses	(1,288)	(1,223)
Other long-term liabilities	(34)	(34)
Net cash provided by operating activities	7,523	2,417
INVESTING ACTIVITIES
Proceeds on disposal of fixed assets	—	2
Purchase of property and equipment	(548)	(325)
Net cash (used in) investing activities	(548)	(323)
FINANCING ACTIVITIES
Principal payments on term debt	(1,075)	(5,500)
Repayment of existing debt	(28,924)	(32,500)
Borrowings on new term debt	15,000	30,000
Debt issuance costs incurred	(366)	(1,220)
Shares repurchased for income tax withholding on share-based compensation	(25)	—
Members equity contribution	—	5,000
Repayment of existing revolving credit facility	—	(12,165)
Initial borrowing on new revolving credit facility	—	16,716
Proceeds from issuance of common stock, net of offering costs	10,405	—
Net payments on revolving credit facilities	(3,094)	(1,318)
Net cash (used in) financing activities	(8,079)	(987)
NET CHANGE IN CASH	(1,104)	1,107
Cash at beginning of period	1,107	-
Cash at end of period	$3	$1,107

Supplemental Information

Cautionary Statement Regarding Non-GAAP Measures

This release contains references to “EBITDA” and “Adjusted EBITDA.” EBITDA is defined for the purposes of this release as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA less the gain or loss related to non-recurring events. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our products. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides a measure of our recurring core business.

However, EBITDA and Adjusted EBITDA are not recognized earnings measures under generally accepted accounting principles of the United States (“U.S. GAAP”) and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that EBITDA and Adjusted EBITDA should not be construed as alternatives to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management’s method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Reconciliation of EBITDA to Adjusted EBITDA (in millions except percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	($0.8)	($2.1)	$1.7	($1.2)
Interest Expense	0.6	1.1	3.0	5.0
Loss on debt extinguishment	0.9	2.2	1.0	2.2
Depreciation & Amortization	1.2	1.2	4.8	4.7
Income Tax (Benefit) Expense	(0.2)	-	(0.6)	-
EBITDA (1)	$1.7	$2.4	$9.9	$10.7
% of Sales	5.6%	9.8%	8.1%	10.3%

EBITDA	$1.7	$2.4	$9.9	$10.7
Costs of ConExpo trade show (2)	-	-	0.1	-
Revision to accrual for legal proceeding expenses less legal costs (3)	0.1	(0.9)	(0.1)	(1.4)
Stock compensation and transaction related compensation costs (4)	0.1	-	0.5	-
Aftermarket parts distribution center relocation (5)	0.3	-	0.3	-
Adjusted EBITDA (6)	$2.2	$1.5	$10.7	$9.3
Adjusted EBITDA as % of net revenues	7.4%	6.0%	8.7%	9.0%
Pro-forma adjustment for public company costs	-	(0.5)	-	(1.5)
Pro-forma Adjusted EBITDA*	$2.2	$1.0	$10.7	$7.8
% of Sales	7.4%	4.0%	8.7%	7.5%

* * The Company converted to a C corporation in May 2017, and consequently 2017 EBITDA for the three and twelve months ended December 31, 2017 includes approximately $0.5 million and $1.5 million of public company costs not included in 2016 EBITDA. For the three and twelve months ended December 31, 2016, Pro Forma Adjusted EBITDA is $1.0 million and $7.8 million.

(1)

EBITDA is defined as income or loss before interest, income taxes, depreciation and amortization. EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles net income to EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

(2)

Costs associated with the 2017 ConExpo trade show.  The ConExpo show, which is held every three years, was held in Las Vegas in March of this year. This show is an international gathering place for the construction industries. It is estimated that 130,000 professionals from around the world attended the show.

(3)

Revision to accrual for legal proceeding expenses is included in Adjusted EBITDA since it is an adjustment in the period to an accrual established at the formation of the Joint Venture and is not representative of the operating activity in the reported period. This adjustment was due to the settlement of a legal claim lower than the accrued cost.

(4)	Stock compensation and IPO transaction related compensation costs.
(5)

Aftermarket Parts Distribution Center relocation costs are restructuring costs related to the movement of the ASV aftermarket parts operation from Southaven Memphis to a facility adjacent to the Company principal premises in Grand Rapids MN, which commenced in quarter four of 2017 and was completed in quarter one of 2018.

(6)

Adjusted EBITDA is defined as EBITDA less the gain or loss related to non-recurring events. Adjusted EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles EBITDA to Adjusted EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

(6)	2016 Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA less public company costs

Reconciliation of GAAP Net Income to Adjusted Net Income (in millions except shares and EPS)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Net income (loss) as reported	($0.8)	($2.1)	$1.7	($1.2)
Revision to legal costs accrual & product liability settlement	0.1	(0.9)	0.1	(1.4)
Aftermarket parts distribution center relocation	0.3	-	0.3	-
Loss on debt extinguishment	0.9	2.2	1.0	2.2
Pro-forma adjustment for public company costs	-	(0.5)	-	(1.5)
Pro-forma income before tax	0.5	(1.3)	3.1	(1.9)
Pro forma (C corporation basis) tax	$ -	$0.5	($1.1)	$0.7
Adjusted Net Income (loss)	$0.5	($0.8)	$2.0	($1.2)

Weighted average diluted shares outstanding	9,801,000	8,000,000	9,125,000	8,000,000
Basic and Diluted earnings (loss) per share as reported	($0.08)	($0.26)	$0.19	($0.15)
Total EPS Effect	$0.13	$0.16	$0.03	$0.02
Adjusted (pro forma C Corporation) earnings (loss) per share	$0.05	($0.10)	$0.22	($0.13)

*Pro forma adjustments for public company costs and (C corporation basis) tax expense: The company converted from a LLC to a corporation on May 11, 2017. The pro forma adjustments reflect the actual public company costs incurred in 2017 as if the company had been a corporation for the same period in 2016, and a pro forma (C corporation basis) tax charge on income at a tax rate of 36%.

Current Ratio

	December 31, 2017	December 31, 2016
Current Assets	$46,533	$47,556
Current Liabilities	$23,406	$23,654
Current Ratio	2.0	2.0

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt net of deferred financing costs is calculated using the Condensed Consolidated Balance Sheet amounts for 1) deferred financing costs – revolving loan facility, 2) note payable – short term, 3) revolving loan facility and 4) note payable – long term net. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	December 31, 2017	December 31, 2016
Note payable – short term	2,000	3,000
Deferred financing costs – revolving loan facility	(298)	(371)
Revolving loan facility	12,511	15,605
Note payable – long term -net	12,664	26,265
Debt	$26,877	$44,499

Inventory turns are calculated by multiplying cost of goods sold for the referenced three-month period by 4 and dividing that figure by inventory as at the referenced period.

Net working capital as a % of annualized last quarter’s sales is the sum of accounts receivable and inventory less accounts payable divided by the last quarter’s sales annualized (x4).

	December 31, 2017	December 31, 2016
Accounts receivable	18,352	15,016
Inventory	26,691	30,896
Accounts payable	(16,237)	(14,274)
Net working capital	$28,806	$31,638
Last quarters annualized sales (LQS)	121,820	100,200
Net working capital % of LQS	23.6%	31.6%

Working capital is calculated as total current assets less total current liabilities

	December 31, 2017	December 31, 2016
Total Current Assets	$46,533	$47,556
Less: Total Current Liabilities	23,406	23,654
Working Capital	$23,127	$23,902